Registration No. 811-22962

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 2

(Check appropriate box or boxes)

SBL FUND

(Exact Name of Registrant as Specified in Charter)

805 KING FARM BOULEVARD, SUITE 600, ROCKVILLE, MARYLAND 20850

(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:

(301) 296-5100

Copies To:

Donald C. Cacciapaglia, President SBL Fund 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Amy J. Lee, Chief Legal Officer SBL Fund 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006

(Name and address of Agent for Service)

The following fund is a series of SBL Fund (the “Corporation”), a professionally managed open-end investment company:

Series Z (Alpha Opportunity Series)

Explanatory Note

This Amendment No. 2 to the Registration Statement of the Corporation on Form N-1A (File No. 811-22962) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”), to amend and supplement the Corporation’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (“Commission”) on April 30, 2014 (Accession No. 0001193125-14-171924), as pertaining to Part A and Part B of the series of the Corporation. The Part A and Part B of the Corporation’s Registration Statement, as filed, are incorporated by reference herein.

Shares of capital stock of the Corporation (“Shares”) are not being registered under the Securities Act of 1933, as amended, because such Shares are not currently offered to the public.

The audited Financial Statements and the Report of Independent Public Registered Accounting Firm thereon of the series of the Corporation for the fiscal year ended December 31, 2013 (as filed with the Commission on March 12, 2014 (Accession No. 0001144204-14-015150)) contained in the Annual Report, dated December 31, 2013, are incorporated herein by reference.

Amendment dated September 23, 2014

to the Currently Effective Statement of Additional Information (Part B), as amended,

for Series Z (Alpha Opportunity Series) (the “Series”)

This supplement provides additional information beyond that contained in the currently effective Statement of Additional Information (the “SAI”) and should be read in conjunction with the SAI.

At a meeting of shareholders held on January 8, 2014, shareholders of the Series approved the reorganization of the Series from a Kansas corporation to a Delaware statutory trust. After the close of business on September 23, 2014, the Series, which is a series of SBL Fund, a Kansas corporation, will reorganize with and into a corresponding “shell” series (the “New Series”), which is a series of Guggenheim Variable Funds Trust (the “Trust”), a Delaware statutory trust (the “Reorganization”).

Upon completion of the Reorganization, shareholders of the Series will own shares of the New Series that are equal in number and in value to the shares of the Series that were held by those shareholders immediately prior to the closing of the Reorganization. In addition, the New Series will assume the performance, financial and other historical information of that of the Series. Once the Reorganization is completed, the Series will no longer be offered as a series of SBL Fund.

Following the Reorganization, the New Series will continue be registered under the Securities Act of 1933 (the records will be available under File No. 002-59353) and under the Investment Company Act of 1940 (the records will be available under File No. 811-02753).

Please Retain This Supplement for Future Reference

SBL FUND

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)	Articles of Incorporation(1)

(b)	Corporate Bylaws of Corporation(3)

(c)	Not applicable

(d)	Investment Advisory Contract(5)

(e)	(1)	Distribution Agreement(10)

(2)	Amendment to the Distribution Agreement(10)

(f)	Not applicable

(g)	Custodian Agreement with State Street Bank and Trust Company(2)

(h)	(1)	Expense Limitation/Fee Waiver Agreement(9)

(2)	Fund Accounting and Administration Agreement(6)

(3)	Transfer Agency Agreement(5)

(i)	Not applicable

(j)	Consent of Independent Registered Public Accounting Firm(10)

(k)	Not applicable

(l)	Not applicable

(m)	Not applicable

(n)	Not applicable

(o)	Reserved

(p)	Code of Ethics

(1)	SBL Fund and Security Investors, LLC(4)

(2)	Guggenheim Funds Distributors, LLC(7)

(q)	Powers of Attorney(8)

(1)	Incorporated herein by reference to the Exhibits filed with Post-Effective Amendment No. 52 to the Registration Statement of Guggenheim Variable Funds Trust, formerly SBL Fund (filed under 002-59353 and 811-02753) (filed April 27, 2007).
(2)	Incorporated herein by reference to the Exhibits filed with Guggenheim Funds Trust’s Post-Effective Amendment No. 107 to Registration Statement 2-19458 (filed July 10, 2008).
(3)	Incorporated herein by reference to the Exhibits filed with Post-Effective Amendment No. 53 to the Registration Statement of Guggenheim Variable Funds Trust, formerly SBL Fund (filed under 002-59353 and 811-02753) (filed April 30, 2008).
(4)	Incorporated herein by reference to the Exhibits filed with Guggenheim Funds Trust’s Post-Effective Amendment No. 113 to Registration Statement 2-19458 (filed January 29, 2010).

(5)	Incorporated herein by reference to the Exhibits filed with Post-Effective Amendment No. 60 to the Registration Statement of Guggenheim Variable Funds Trust, formerly SBL Fund (filed under 002-59353 and 811-02753) (filed April 28, 2011).
(6)	Incorporated herein by reference to the Exhibits filed with Post-Effective Amendment No. 73 to the Registration Statement of Guggenheim Variable Funds Trust, formerly SBL Fund (filed under 002-59353 and 811-02753) (filed August 14, 2013).
(7)	Incorporated herein by reference to the Exhibits filed with Rydex ETF Trust’s Post-Effective Amendment No. 28 to Registration Statement 811-21261 (filed February 28, 2014).
(8)	Incorporated herein by reference to the Exhibits filed with Guggenheim Funds Trust’s Post-Effective Amendment No. 142 to Registration Statement 2-19458 (filed April 14, 2014).
(9)	Incorporated herein by reference to the Exhibits filed with the Post-Effective Amendment No. 76 to the Registration Statement of Guggenheim Variable Funds Trust, formerly SBL Fund (filed under 002-59353 and 811- 02753) (filed April 29, 2014).
(10)	Incorporated herein by reference to the Exhibits filed with the Registration Statement of SBL Fund (filed under 811-22962) (filed April 30, 2014).

Item 29.	Persons Controlled by or Under Common Control with the Corporation

The Board of Directors of the Corporation is the same as the board of certain other registrants, each of which has Security Investors, LLC or its affiliate as its investment adviser. In addition, the officers of the Corporation are substantially identical to those of the other registrants. Nonetheless, the Corporation takes the position that it is not under common control with the other registrants because the power residing in the respective boards and officers arises as the result of an official position with the respective registrants.

Item 30.	Indemnification

Paragraph 30 of Corporation’s Bylaws, dated February 3, 1995, provides in relevant part as follows:

30.	Indemnification and Liability of Directors and Officers. Each person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director or officer of another corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified by the Corporation as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his/her capacity as or arising out of his/her status as a Director or officer of the Corporation or, if serving at the request of the Corporation, as a Director or officer of another corporation. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which the Corporation may have to make different or further indemnification with respect to the same or different persons or classes of persons.

No person shall be liable to the Corporation for any loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by him/her as a Director or officer of the Corporation or of any other corporation which he/she serves as a Director or officer at the request of the Corporation, if such person (a) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his/her own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for the Corporation, or for such other corporation, or upon statement made or information furnished by Directors, officers, employees or agents of the Corporation, or of such other corporation, which he/she had no reasonable grounds to disbelieve.

In the event any provision of this Section 30 shall be in violation of the Investment Company Act of 1940, as amended or of the rules and regulations promulgated thereunder, such provisions shall be void to the extent of such violations.

On March 25, 1988, the shareholders approved the Board of Directors’ recommendation that the Articles of Incorporation be amended by adopting the following Article Fifteen:

“A director shall not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this sentence shall not eliminate nor limit the liability of a director:

A.	for any breach of his or her duty of loyalty to the corporation or to its stockholders;

B.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

C.	for any unlawful dividend, stock purchase or redemption under the provisions of Kansas Statutes Annotated (K.S.A.) 17-6424 and amendments thereto; or

D.	for any transaction from which the director derived an improper personal benefit.”

A policy of insurance covering Security Investors, LLC, Guggenheim Funds Distributors, LLC, Rydex Funds Services, the Corporation and certain other registrants advised by Security Investors, or an affiliate of Security Investors, insures the Corporation’s directors and officers against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties. The independent directors are also covered under a joint independent directors liability (“IDL”) insurance policy that covers the independent directors of the other registrants.

Item 31.	Business or Other Connections of Investment Adviser

Security Investors, LLC (“Security Investors”) serves as investment adviser to Series Z (Alpha Opportunity Series). Security Investors is primarily engaged in the provision of investment advisory and management services to mutual funds and private accounts. The directors and officers of Security Investors consist primarily of persons who during the past two years have been active in the investment management business. To the knowledge of the Corporation, except as set forth below, as applicable, none of the directors or executive officers of Security Investors is or has been engaged in any other business, profession, vocation or employment of a substantial nature during the past two fiscal years. Information as to the executive officers and directors of Security Investors is included in its Form ADV as filed with the SEC (File No. 801-8008) pursuant to the Investment Advisers Act of 1940, as amended.

Item 32.	Principal Underwriters

(a)	Guggenheim Funds Distributors, LLC serves as the principal underwriter for the Corporation, Guggenheim Funds Trust, Guggenheim Strategy Funds Trust, Guggenheim Variable Funds Trust, Security Equity Fund, Rydex Series Funds, Rydex ETF Trust, Rydex Variable Trust, Rydex Dynamic Funds, Claymore Exchange-Traded Fund Trust and Claymore Exchange Traded Fund Trust 2.

(b)	The following information is furnished with respect to the directors and officers of Guggenheim Funds Distributors, LLC:

(1) Name and Principal Business Address	(2) Position and Offices with Underwriter	(3) Position and Offices with Corporation
Donald Cacciapaglia 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Executive Officer and President	Chief Executive Officer, President and Director

Dominick Colgiandro 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Operating Officer	None

Dennis R. Metzger 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Compliance Officer	None

Kevin M. McGovern 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	None

Julie Jacques One Security Benefit Place Topeka, KS 66636	Chief Financial Officer and Treasurer	None

Amy J. Lee 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President and Secretary	Chief Legal Officer and Vice President

Elisabeth A. Miller 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	Chief Compliance Officer

Douglas Mangini 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Senior Vice President	None

William Belden 227 West Monroe Street Chicago, IL 60606	Vice President	Vice President

(c)	Not applicable.

Item 33.	Location of Accounts and Records

Certain accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained by Security Investors, LLC, One Security Benefit Place, Topeka, Kansas 66636-0001, 805 King Farm Blvd., Rockville, MD 20850, 40 East 52nd Street, 16th Floor, New York, NY 10022, 9401 Indian Creek Parkway, 40 Corporate Woods, Suite 850, Overland Park, KS 66210 and 94 N. Broadway, Irvington, NY 10533; Mainstream Investment Advisers, LLC, 101 West Spring Street, Fourth Floor, New Albany, IN 47150; Lexington Management Corporation, Park 80 West, Plaza Two, Saddle Brook, NJ 07663; T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202; Alliance Capital Management, L.P., 1345 Avenue of the Americas, New York, NY 10105; Wellington Management Company, LLP, 75 State Street, Boston, MA 02109; Northern Trust Investments, N.A., 50 La Salle Street, Chicago, IL 60603; RS Investment Management, L.P., 388 Market Street, San Francisco, CA 94111; Templeton Investment Counsel, LLC, 500 East Broward Boulevard, Ft. Lauderdale, FL 33394; and The Dreyfus Corporation, 200 Park Avenue, New York, NY 10166. Records relating to the duties of the Corporation’s custodian are maintained by UMB, n.a., 928 Grand Avenue, Kansas City, MI 64106, Chase Manhattan Bank, 4 Chase

MetroTech Center, 18th Floor, Brooklyn, NY 11245, Banc of America Securities, LLC, 9 West 57th Street, New York, NY 10019, State Street Bank & Trust Company, 225 Franklin, Boston, MA 02110 and The Bank of New York Mellon, 2 Hanson Place, 9th Floor, Brooklyn, NY 11217.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and State of Maryland on the 23rd day of September 2014.

SBL FUND (Corporation)

By:	DONALD C. CACCIAPAGLIA
Donald C. Cacciapaglia, President

EXHIBIT INDEX

None